EXHIBIT 21.1
SUBSIDIARIES OF THE COMPANY

Subsidiaries	State or Jurisdiction of Organization

Pioneer Natural Resources USA, Inc.	Delaware
DMLP CO.	Delaware
Mesa Environmental Ventures Co.	Delaware
Petroleum South Cape (Pty) Ltd.	South Africa
Pioneer Giddings Wind Energy LLC	Delaware
Pioneer Natural Gas Company	Texas
Pioneer Natural Resources Foundation	Texas
Pioneer Natural Resources Pumping Services LLC	Delaware
Industrial Sands Holding Company	Delaware
Pioneer Sands LLC	California
Pioneer Natural Resources South Africa (Pty) Limited	South Africa
Pioneer Natural Resources (Tierra del Fuego) S.R.L.	Argentina
Pioneer Natural Resources Well Services LLC	Delaware
Pioneer Resources Gabon Limited	Bahamas
Pioneer Water Management LLC	Delaware
Pioneer Uravan, Inc.	Texas
PNR Acquisitions LLC	Delaware
Pioneer International Resources Company	Delaware
LF Holding Company LDC	Cayman Islands
Parker & Parsley Argentina, Inc.	Delaware
TDF Holding Company LDC	Cayman Islands
Bobwhite Electric LLC	Delaware
Park Hill Resources LLC	Delaware
Park Hill Disposal LLC	Delaware
DE Midland III LLC	Delaware
Eagle Point Royalty Member LLC	Delaware
Eagle Point Royalty LLC	Delaware
Pioneer PE Holding LLC	Delaware
Permian Midstream Services, LLC	Delaware
Parsley Energy, LLC	Delaware
Parsley Finance Corp.	Delaware
Parsley Energy Operations, LLC	Texas
Parsley Administration, LLC	Texas
Parsley GP, LLC	Delaware
Parsley Energy, L.P.	Texas
Parsley Veritas Energy Partners, LLC	Delaware
Parsley DE Operating LLC	Delaware
Parsley DE Lone Star LLC	Delaware
Parsley Novus Land Services LLC	Delaware
Spraberry Trend, LP	Texas
Parsley Minerals, LLC	Texas
Parsley Water Resources, LLC	Delaware
Note: Inclusion in the list is not a representation that the subsidiary is a significant subsidiary.